Daktronics, Inc. Announces First Quarter Fiscal 2011 Results
• Net sales decrease 11%, while earnings rise 71% compared to fiscal 2010 first quarter
• Operating expenses decline 16% compared to fiscal 2010 first quarter
• Backlog rises to $144 million

Brookings, S.D. – August 24, 2010 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2011 first quarter net sales of $100.5 million and net income of $2.4 million, or $0.06 per diluted share, compared to net sales of $113.5 million and net income of $1.4 million, or $0.03 per diluted share, for the first quarter of fiscal 2010.  Backlog at the end of the 2011 first quarter was approximately $144 million, compared with a backlog of approximately $113 million a year earlier and $127 million at the end of the fourth quarter of fiscal 2010.

Free cash flow, defined as cash provided by operations, less net purchases of property and equipment, was $11.9 million in the first quarter of fiscal 2011, compared to $3.8 million in the first quarter of fiscal 2010.  Cash on hand at the end of the first quarter of fiscal 2011 was $71.8 million.

“We were pleased with the order performance for the quarter,” said Jim Morgan, president and chief executive officer.  “Although orders tend to be lumpy, especially for our large contract business, a look at orders over the most recent two fiscal quarters compared to the same quarters a year ago show increases in the Commercial, International and Transportation business units, while the Live Events and Schools and Theaters business units have declined over that time.  It appears that the business units that turned down first with the economic decline are the first to show signs of recovery.  Live Events is especially dependent on large contracts, which tend to have a longer sales cycle.  The net result is that total orders for the company are up for the most recent two fiscal quarters compared to the same two fiscal quarters a year ago.  Subject to the general uncertainties of the economy, it seems that we might be through the worst of the downturn for our business.”

Morgan continued, “We are pleased to report that we received a significant order from a major outdoor advertising company that had not placed significant orders with us during the previous 12 months.  This is indicative of the fact that digital boards are providing an attractive return-on-investment for the outdoor advertising companies, which encourages them to continue to invest in digital.  It also represents the positive response we have had to our new Series 4000 digital billboard technology, which we announced at the end of fiscal 2010.  During the last six weeks, we also booked two orders for our architectural lighting technology – one for a new construction commercial project in Hong Kong and the other for an existing office building in Minneapolis.  We are excited about the growth opportunities for this new technology.  The order for Hong Kong was booked in our second quarter of fiscal 2011, as was the previously announced order for Miller Park, home of the Milwaukee Brewers.  Therefore, these orders are not included in our reported backlog numbers, but they give us a nice start on orders for our second fiscal quarter.  Orders in our Schools and Theaters business unit included a number of transactions over $500,000 each, which offset a decline in smaller standard product orders.  A number of these larger orders were facilitated by our sports marketing group, which assists the schools in procuring the necessary funding through sponsorships.”

“Our operating expenses were down more than 26% from the first quarter of fiscal 2009, the quarter preceding the downturn in our business, and down 16% from the first quarter of fiscal 2010, as a result of our cost reduction efforts,” said Bill Retterath, chief financial officer.  “We expect our non-manufacturing cost structure to remain generally flat, while our manufacturing costs will fluctuate with volumes.  Operating expenses could be up slightly in the second quarter of fiscal 2011.  This would be due to some unusually low costs in the first quarter of fiscal 2011 and the inherent variability quarter to quarter in the amount of engineering work applied to contracts, and hence cost of goods sold, as opposed to product development which gets applied to operating expenses.

“Gross profit percentage was higher as compared to the fourth quarter of fiscal 2010 as a result of lower warranty and reduced inventory write down costs, combined with better plant utilization due to higher sales,” continued Retterath.  “Given the current pricing environment, and based on the orders in our backlog, we anticipate continued pressure on gross profit margins.  We will continue our efforts at reducing our costs of delivering a high quality product to our customers on a timely basis.  We are seeing some parts shortages in the industry, resulting in longer lead times from our suppliers, especially with electronic parts.  This can cause higher costs due to expediting and rearranging manufacturing schedules.  It could also negatively impact sales in the second quarter of fiscal 2011.”

Morgan concluded, “Looking forward, a significant portion of our backlog remains scheduled beyond our second quarter; however, we expect net sales to rise slightly in second quarter compared to the first quarter of fiscal 2011.  Our focus remains the same and includes increasing order bookings, reducing costs throughout our value streams, improving reliability and quality, maintaining a high level of on-time delivery, and strengthening our after sales service delivery.  This includes an increased focus on strategic sourcing initiatives by leveraging a global supply chain.  We will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, parts shortages and longer lead times, fluctuations in margins, the introduction of new products and technology, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com
Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 31,	August 1,
	2010	2009

Net sales	$100,503	$113,453
Cost of goods sold	73,915	83,383
Gross profit	26,588	30,070

Operating expenses:
Selling	12,338	14,368
General and administrative	5,588	6,534
Product design and development	4,553	5,870
	22,479	26,772
Operating income	4,109	3,298

Nonoperating income (expense):
Interest income	455	375
Interest expense	(36)	(47)
Other income (expense), net	95	(602)

Income before income taxes	4,623	3,024
Income tax expense	2,181	1,592
Net income	$2,442	$1,432

Weighted average shares outstanding:
Basic	41,629	40,759
Diluted	41,861	41,073

Earnings per share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.03

Cash dividend paid per share	$0.10	$0.095

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	July 31,
	2010	May 1,
	(unaudited)	2010
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$71,827	$64,867
Accounts receivable, less allowance for doubtful accounts	49,917	45,018
Inventories	43,957	35,673
Costs and estimated earnings in excess of billings	25,479	25,233
Current maturities of long-term receivables	7,787	6,232
Prepaid expenses and other	5,033	5,838
Deferred income taxes	12,580	12,578
Income tax receivables	588	7,444
Property and equipment available for sale	182	182
Total current assets	217,350	203,065

Advertising rights, net	1,139	1,348
Long-term receivables, less current maturities	14,440	13,458
Goodwill	3,295	3,323
Intangible and other assets	3,400	3,710
Deferred income taxes	62	62
	22,336	21,901
PROPERTY AND EQUIPMENT:
Land	1,471	1,471
Buildings	55,210	55,353
Machinery and equipment	54,789	54,058
Office furniture and equipment	53,403	53,831
Equipment held for rental	1,369	1,630
Demonstration equipment	8,639	8,969
Transportation equipment	3,748	4,256
	178,629	179,568
Less accumulated depreciation	101,506	98,683
	77,123	80,885
TOTAL ASSETS	$316,809	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	July 31,
	2010	May 1,
	(unaudited)	2010
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$30,468	$23,149
Accrued expenses and warranty obligations	30,551	33,443
Current maturities of long-term debt and marketing obligations	249	322
Billings in excess of costs and estimated earnings	15,136	13,105
Customer deposits	14,198	9,348
Deferred revenue (billed or collected)	7,023	7,766
Income taxes payable	640	361
Total current liabilities	98,265	87,494

Long-term marketing obligations, less current maturities	705	600
Long-term warranty obligations, less current maturities	4,015	4,229
Deferred income taxes	2,167	2,167
Long-term deferred revenue (billed or collected)	4,428	4,308
Total long-term liabilities	11,315	11,304
TOTAL LIABILITIES	109,580	98,798

SHAREHOLDERS' EQUITY:
Common stock	30,961	29,936
Additional paid-in capital	18,568	17,731
Retained earnings	158,163	159,842
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(454)	(447)
TOTAL SHAREHOLDERS' EQUITY	207,229	207,053
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$316,809	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 31,	August 1,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,442	$1,432
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,995	5,637
Amortization	79	79
Loss on sale of equity investment	-	231
Gain on sale of property and equipment	(72)	(25)
Stock-based compensation	827	880
Equity in losses of affiliate	-	714
Provision for doubtful accounts	(10)	(308)
Deferred income taxes, net	(1)	(66)
Change in operating assets and liabilities	5,347	(2,241)
Net cash provided by operating activities	13,607	6,333

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,670)	(2,559)
Loans to related parties of equity investees, net	(1,792)	-
Purchase of receivables from equity investees, net	-	(306)
Proceeds from insurance recoveries of property and equipment	114	-
Proceeds from sale of equity method investments	-	535
Proceeds from sale of property and equipment	145	61
Net cash used in investing activities	(3,203)	(2,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	310	34
Excess tax benefits from stock-based compensation	10	-
Principal advances on long-term debt	-	2,775
Dividend paid	(4,121)	(3,873)
Net cash used in financing activities	(3,801)	(1,064)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	29	(202)

INCREASE IN CASH AND CASH EQUIVALENTS	6,632	2,798

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	63,603	36,501

CASH AND CASH EQUIVALENTS END OF PERIOD	$70,235	$39,299

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended
	July 31,	August 1,
	2010	2009
Net sales:
Commercial	$23,133	$23,235
Live Events	40,683	53,894
Schools & Theatres	16,648	18,435
Transportation	7,545	12,630
International	12,494	5,259
Total net sales	$100,503	$113,453

Orders:
Commercial	$33,047	$21,117
Live Events	37,137	44,347
Schools & Theatres	21,571	21,624
Transportation	11,628	7,836
International	13,479	11,015
Total orders	$116,862	$105,939

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